Exhibit 99.1

Corbus Pharmaceuticals Reports Q1 2026 Financial Results and Provides a Corporate Update

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Reached broad alignment with the FDA on the registration path for CRB-701 for 2L treatment in head and neck squamous cell carcinoma (HNSCC) and cervical cancer with CRB-701
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Announced presentation of updated CRB-701 data in HNSCC and cervical cancer at ASCO 2026
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Completed enrollment in 16-week study CANYON-1 study (n=240) of CRB-913 for the treatment of obesity with topline data on track to report this summer

Norwood, MA, May 12, 2026 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical-stage company focused on developing promising new therapies in oncology and obesity, today provided a corporate update and reported financial results for the 2026 first quarter ended March 31, 2026.

"We’ve continued to build strong momentum with CRB-701 and CRB-913, setting the stage for rapidly approaching inflection points for both the oncology and obesity programs,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus.

“Having reached broad alignment with the FDA, we’re on track to start a registrational study for CRB-701 in second-line HNSCC this summer. We’ll report updated data at ASCO 2026 that will provide clear insight into CRB-701's differentiated profile in 2L HNSCC and its upcoming registrational study. We’ll also present updated data in 2L cervical cancer, a patient population with few treatment options. Turning to obesity, we have reached last patient/first visit in our CANYON-1 Phase 1b study and are on schedule to report 16-week, 240-patient data for CRB-913 this summer. CRB-913 represents a unique oral obesity drug with a non-GLP-1 and non-incretin mechanism of action and has the potential for weight loss and long-term weight management. We’re excited about CRB-913's promise to deliver an orthogonal drug class into the obesity treatment landscape.”

Key Corporate and Program Updates

CRB-701 is a next-generation, highly stable Nectin-4 targeting antibody drug conjugate (ADC) being developed to treat HNSCC and cervical cancer. The U.S. Food and Drug Administration (FDA) has granted Fast Track designations to CRB-701 for the treatment of both cancer types. CRB-701 is licensed from CSPC Megalith Biopharmaceutical Co. Ltd. China.

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Announced broad alignment with the FDA on the registration path for CRB-701 in HNSCC and cervical cancers and continued interactions with the FDA to finalize the protocols and statistical analysis plans for the registrational studies.
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Anticipated catalysts for CRB-701 in 2026:
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Report monotherapy data from the Phase 1/2 study of CRB-701 in both HNSCC and cervical cancers at the upcoming 2026 American Society of Clinical Oncology (ASCO) annual meeting. Link here (https://ir.corbuspharma.com/news-events/press-releases/detail/465/corbus-pharmaceuticals-announces-abstracts-accepted-for-presentation-at-asco-2026-featuring-updated-clinical-data-for-crb-701) for press release with more details.
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Initiate a registrational study for CRB-701 in second-line HNSCC this summer.

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Report CRB-701 + Keytruda® combination data in first-line HNSCC patients in early Q1 2027 to support potential further registration-enabling trials.

CRB-913 is a highly peripherally restricted oral CB1 inverse agonist for the treatment of obesity.

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Completed enrollment of last patient and completion of the first clinical visit in the Company’s CANYON-1 Phase 1b clinical trial of CRB-913 for the treatment of obesity. The CANYON-1 study follows patients over a 12-week treatment period followed by a 4-week safety follow-up and is on track to be completed in the summer of 2026.
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Anticipated catalyst for CRB-913 in 2026:
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Report topline CANYON-1 Phase 1b dose-ranging 16-week study (n=240) in summer 2026.

Financial Results for the Quarter Ended March 31, 2026

The Company reported a net loss of approximately $23.0 million, or a net loss per basic and diluted share of $1.23, for the three months ended March 31, 2026, compared to a net loss of approximately $17.0 million, or a net loss per basic and diluted share of $1.39, for the three months ended March 31, 2025.

Operating expenses increased by $4.5 million to approximately $24.3 million for the three months ended March 31, 2026, compared to approximately $19.8 million for the three months ended March 31, 2025. The increase was primarily attributable to an increase in clinical development expenses.

The Company had $138.2 million of cash, cash equivalents, and investments on hand as of March 31, 2026, which is expected to fund operations into 2028 based on current operating plans and planned expenditures.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical-stage company focused on developing promising new therapies in oncology and obesity and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate for the treatment of Nectin-4-expressing tumors and CRB-913, an orally delivered highly peripherally restricted CB1 inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act of 1995, as amended, including those relating to the Company’s trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, anticipated regulatory interactions and outcomes, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities, sufficiency of cash runway and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission including those described in our Annual Report on Form 10-K for the year ended December 31, 2025. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACTS:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com

MEDIA CONTACT:

Liz Melone

Founder & Principal

Melone Communications, LLC

liz@melonecomm.com

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Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$19,819	$15,642
General and administrative	4,485	4,133
Total operating expenses	24,304	19,775
Operating loss	(24,304)	(19,775)
Other income (expense), net:
Interest and investment income, net	1,402	1,681
Other (expense) income, net	(67)	1,116
Total other income, net	1,335	2,797
Net loss	$(22,969)	$(16,978)
Net loss per share, basic and diluted	$(1.23)	$(1.39)
Weighted average number of common shares outstanding, basic and diluted	18,706,622	12,202,092

Comprehensive loss:
Net loss	$(22,969)	$(16,978)
Other comprehensive loss:
Change in unrealized loss on marketable debt securities	(108)	(58)
Total other comprehensive loss	(108)	(58)
Total comprehensive loss	$(23,077)	$(17,036)

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2026 (Unaudited)	December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$25,661	$28,492
Investments	112,558	134,777
Restricted cash	385	670
Prepaid expenses and other current assets	4,962	3,015
Total current assets	143,566	166,954
Property and equipment, net	116	159
Operating lease right-of-use assets	798	1,082
Total assets	$144,480	$168,195
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$435	$2,215
Accrued expenses	16,498	16,844
Operating lease liabilities	1,205	1,633
Total current liabilities	18,138	20,692
Total liabilities	18,138	20,692
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2026 and December 31, 2025	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 17,738,870 and 17,611,511 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	2	2
Additional paid-in capital	704,900	702,984
Accumulated deficit	(578,399)	(555,430)
Accumulated other comprehensive loss	(161)	(53)
Total stockholders’ equity	126,342	147,503
Total liabilities and stockholders’ equity	$144,480	$168,195